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                                                                  Exhibit 99.H10

                                   MAS Funds

                                   SCHEDULE B
                        to the Transfer Agency Agreement
              dated November18, 1993, as amended November 16, 2000

                LISTING OF PORTFOLIOS SUBJECT TO THIS AGREEMENT

1.   Equity Portfolio
2.   Value Portfolio
3.   Small Capitalization Value Portfolio
4.   Growth Portfolio
5.   Emerging Growth Portfolio
6.   Fixed Income Portfolio
7.   Fixed Income II Portfolio
8.   Special Purpose Fixed Income Portfolio
9.   High Yield Securities Portfolio
10.  Limited Duration Fixed Income Portfolio
11.  Intermediate Duration Fixed Income Portfolio
12.  Mortgage-Backed Securities Portfolio
13.  Balanced Portfolio
14.  International Equity Portfolio
15.  Emerging Markets Portfolio
16.  Global Fixed Income Portfolio
17.  International Fixed Income Portfolio
18.  Cash Reserves Portfolio
19.  Select Value Portfolio
20.  Select Equity Portfolio
21.  Select Fixed Income Portfolio
22.  Municipal Fixed Income Portfolio
23.  Pennsylvania Municipal Fixed Income Portfolio.
24.  Advisory Foreign Fixed Income
25.  Advisory Foreign Fixed Income II
26.  Advisory Mortgage
27.  Balanced Plus
28.  Domestic Fixed Income
29.  Global Fixed Income
30.  Mid Cap Growth
31.  Mid Cap Growth II
32.  Mid Cap Value
33.  Multi-Asset-Class
34.  Multi-Market Fixed Income
35.  Municipal
36.  NY Municipal
37.  Small Cap Growth
38.  Strategic Small Value
39.  Targeted Duration
40.  Value II